Exhibit 2.4

March 05, 2019

To

INTERNATIONAL PROPERTY SERVICES CORP

MARIA MARTA MAC MULLEN

PEDRO ENRIQUE MAC MULLEN

Ref: Offer Number 3/2019

Dear Ladies and/or Gentlemen:

This communication relates to your equity participation in Bioceres Crop Solutions Corp, a corporation duly incorporated under the laws of Cayman Islands, and listed in New York Stock Exchange (NYSE) under the symbol “BIOX” (“BIOX” and/or the “Company”) in order to present the following offer of Shareholders’ Agreement for your consideration (the “Offer”).

The Offer shall be valid for three (3) working days and shall be considered taken if International Property Services Corp., María Marta Mac Mullen and Pedro Enrique Mac Mullen send written notification to Bioceres LLC and/or any of its Affiliates informing their acceptance of the Offer.

Once this Offer is accepted, the relationship between the Parties shall be governed by the terms and conditions set out in Exhibit A herein (the “Shareholders’ Agreement”).

Sincerely yours.

Bioceres LLC
Printed
Name:

Acting as:

EXHIBIT A

TERMS AND CONDITIONS

OF THE SHAREHOLDERS’ AGREEMENT OFFER

RECITALS

WHEREAS 1.  (a) International Property Services Corp., a corporation, duly incorporated and validly existing and in good standing to date in compliance with all applicable laws of the Republic of Panamá, having its head office at Almirante Brown 3 185 Piso 4’ Ofic. 6, Ciudad de Mar del Plata, Buenos Aires Province (“IPS”) holds 2,018,084 shares of stock, representing 5.6% of the capital stock of Union Acquisition Corporation, incorporated under the laws of Cayman Islands, and listed in New York Stock Exchange (“NYSE”) (“BIOX” and/or la “Company”); (b) María Marta Mac Mullen, holder of Argentine Identity Document Number 20,820,545, domiciled at 25 de mayo 2974 UF 19 Barrio El Carmen, Pergamino City, Buenos Aires Province (“MMM”) holds 1,359,326 shares of stock, representing 3.8%% of the capital stock of BIOX; (c) Pedro Enrique Mac Mullen, holder of Argentine Identity Document Number 21,774,356, domiciled at Henrich 399, Barrio Las Marías, Pergamino City, Buenos Aires Province (“PMM”) holds 1,359,326 shares of stock representing 3.8%% of the capital stock of BIOX; (d) Bioceres LLC, a limited liability company duly incorporated and validly existing and in good standing to date in compliance with all the governing laws of the State of Delaware, United States of America, head office at 1209 Orange Street, Wilmington 19801- 1120, by its own or through one of its Affiliates, “Bioceres”, and, together with IPS, MMM and PMM, the “Parties” or individually the “Party”) holds 27,116,174 shares of stock representing 75.1% of the capital stock of the Company.

2. The Parties deem appropriate for the performance of business and the operation of the Company to establish the rules which shall govern their relationship as shareholders of the Company, in addition to those provisions set out in the Bylaws of BIOX.

NOW THEREFORE, Bioceres presents IPS, MMM and PMM the following Offer of Shareholders’ Agreement (the “Offer” or the “Shareholders’ Agreement” interchangeably), which, if accepted, shall be governed by the terms and conditions hereunder described:

ARTICLE ONE

DEFINITIONS

SECTION 1.01.                                  Definitions.

Notwithstanding other definitions in the other provisions herein, the following terms, when capitalized, shall have the following meaning:

“Syndicated Shares”: shall mean all the authorized shares outstanding issued by BIOX owned by MMM, PMM, IPS, Bioceres, and/ or their respective universal successors,

currently owned or which may be owned in the future, directly or indirectly, for whatever reason and with the limits established herein.

“Affiliate”: shall mean, for a party, any company or any other legal entity, controlling or controlled, now or in the future, directly or indirectly, by said party or subject to common control with said party. “Controlled” companies shall be those companies where another person or company, directly or through another controlled company: (a) has a participation by means of whatever instrument granting the necessary votes to form majority rule or (b) exercises a dominant influence given the special links between them.

“Syndicated Shareholders”: shall mean, collectively, (or individually, as appropriate) Bioceres, IPS, PMM, MMM and their corresponding Affiliates, single or universal successors, in accordance with the terms herein.

“Bioceres”: shall mean, collectively, Bioceres LLC and/or any of its Affiliates.

“Firm Offer”: shall mean a written offer by a third party in good faith that contains the name of the offeror, the price offered per each Syndicated Share, the payment terms, the number of Syndicated Shares included in the Firm Offer and all the principal terms of the deal.

“Closing of the Proyecto Harvest”: shall refer to the date on which all acts and transactions of the Proyecto Harvest will be perfected.

“Put Option”: shall mean the Put Option Offer dated March 5th, 2019 issued by Bioceres and accepted in timely manner by IPS, MMM and PMM for the purchase of UAC shares by Bioceres.

“Transfer”:  shall mean any transfer —for whatever reason- of shares including any transfer, donation, assignment and those which may derive from mergers and spin-offs, capital distributions or rebates, dividend distribution in-kind, transfer of contributions, rights of first refusal/ offer, obligations, corporate bonds or convertible securities

“Lockup Period”: shall mean the time for which the Syndicated Shareholders may not transfer their Syndicated Shares, to the extent assigned in Section 3.01.

“Effective Period of the Shareholders’ Agreement”: shall mean the period during which the Syndicated Shareholders (and their Affiliates, and/ or their single or universal successors, in accordance with the terms herein) are owners of Company shares.

“Proyecto Harvest”: shall mean a transaction or number of transactions that will consist primarily of the possible reverse acquisition of UAC by Bioceres contributing certain assets to UAC (100% of its interest in New Bioceres Inc.) in return for a majority interest in UAC.

SECTION 1.01.                                         Interpretation.

The titles used in the Offer are merely indicative and will in no way affect the extent and scope of the provisions therein, nor the rights and obligations assumed by the parties thereunder.

Except where the context otherwise requires, words denoting the singular include the plural and vice versa; words denoting any gender include all genders.

ARTICLE TWO

SCOPE OF THE SHAREHOLDERS’ AGREEMENT

SECTION 2.01.                                       Scope of the Shareholders’ Agreement

If the Offer is accepted, the Shareholders’ Agreement shall be applicable to all the Syndicated Shares and shall be in effect provided the Parties are Shareholders of the Company.

ARTICLE THREE

LIMITATIONS TO THE TRANSFER OF SHARES

SECTION 3.01.                                          Allowed Transfers. General Principles.

Once this Offer is accepted, IPS, MMM and PMM shall not transfer their Syndicated Shares in the Company after complying with the provisions herein, except making transfers with each other, which is authorized.

Bioceres will not transfer its Syndicated Shares in UAC before complying with the provisions herein, except making transfers to its Affiliates, provided the Affiliate accepts and commits in writing to the provisions herein.

The transfer of Syndicated Shares in favor of a Third Party (not Affiliated) the acquiring Third Party as a consequence of the Purchase Option shall be deemed an authorized transfer. If this is the case, Bioceres S.A. shall also enter into the Shareholders’ Agreement.

SECTION 3.02.                                      Temporary Restrict/constraint. Lock-up Period.

[deleted]

SECTION 3.03.                                       Right of First Refusal.

If IPS, MMM and/ or PMM receive and wish to accept from a prospective buyer, or wish to present to a prospective buyer, (in both cases, other than a Syndicated Shareholder) a Firm Offer for the Transfer of all or any part of their Syndicated Shares, Bioceres shall be entitled to a right of first refusal to buy the Syndicated Shares included in the Firm Offer (the “Right of First Refusal”). In order to exercise the Right of First Refusal, Bioceres shall, at least, equalize the terms and conditions of the Firm Offer and buy all the Syndicated Shares therein.

If this is the case, IPS, MMM and/ or PMM (the “Selling Shareholders”) shall effectively notify their decision (the “Notification”) to Bioceres listing the terms and conditions of the Firm Offer received, including, but not limiting, the identity of the prospective buyer, all the Syndicated Shares to be transferred and the financial terms, and, to Bioceres’s request, shall provide a written copy of the offer, if this was received in writing.

Within the term of ten (10) running days from the Notification date, Bioceres shall notify in writing to the Selling Shareholder its intention of exercising its Right of First Refusal. If said right is exercised, the Selling Shareholder shall transfer the Syndicated Shares to Bioceres (or to the Affiliate Bioceres requires) within 30 (thirty) running days from the time Bioceres notifies its decision to the Selling Shareholder.

If, on the contrary, Bioceres fails to exercise its Right of First Refusal in the term stipulated herein, the Selling Shareholder shall be allowed to transfer the Syndicated Shares to the third offeror, under the terms and conditions stipulated in the offer and within 30 (thirty) running days from the time Bioceres notifies (or fails to notify) its decision of not exercising its Right of First Refusal.  If after said term the Transfer is not performed, said transfer shall not be performed unless the procedures stipulated in this Section are repeated.

SECTION 3.04.                                       Tag-Along Right.

If a Syndicated Shareholder receives or wishes to accept from a prospective buyer a Firm Offer for the Transfer of Syndicated Shares to said third-party buyer, then any of the other Syndicated Shareholders shall be entitled to a Tag-along Right to sell to said buyer, simultaneously with the remaining Syndicated Shareholder proportionally to its equity participation and the number of total Syndicated Shares included in the Firm Offer (the “Tag-Along Right”).

Once the Firm Offer is received, if the Syndicated Shareholder decides to accept it, s/he shall notify the other Syndicated Shareholders of their decision to sell, the price per Share and the payment terms. Once notified, the remaining Syndicated Shareholders shall have ten (10) running days to notify the other party if they exercise their Tag-Along Right (“Tag-Along Notification”) and the number of Syndicated Shares which they will sell, in which case the Parties shall take all the necessary measures to sell collectively. The operation shall be performed within thirty (30) running days after receiving the Tag-Along Notification (or failure of Notification). Otherwise, the procedure above shall be repeated.

SECTION 3.05.                                     Drag-Along Right.

If Bioceres receives from a third party a Firm Offer to Transfer a number of shares in excess of the Syndicated Shares owned by it and Bioceres wishes to accept said Firm Offer, then Bioceres shall be able to force the other Syndicated Shareholders (“Drag-Along Right”) to sell the number of Syndicated Shares owned by them necessary to cover the Firm Offer, under the same terms and conditions of the Firm Offer.

Once the Firm Offer is received, if Bioceres decides to exercise its Drag-Along Right, Bioceres shall notify within ten (10) running days to the remaining Syndicated Shareholders its decision to sell, the price per Syndicated Share and the payment terms, and that Bioceres intends to exercise its Drag-Along Right (“Drag-Along Notification”).  The operation shall be performed within thirty (30) running days after receiving the Drag-Along Notification (or failure of Notification). The Selling Shareholders shall be entitled to require from Bioceres, and Bioceres is obliged to take, all the necessary steps for the collective sale. Otherwise, the procedure above shall be repeated.

SECTION 3.06.                       Commitment of Put Option on Syndicated Shares.

During the Term of the Shareholders Agreement, Bioceres undertakes to grant in favor of IPS, MMM, PMM, a put option over the Syndicated Shares of IPS, PMM and MMM, which are not subject to the pledge pursuant to the terms established in Section 5.2 (v) of the Amended Proposal for the Purchase Option, which is attached as Annex A (the “Option Commitment”). The purchase price of the Syndicated Shares subject to the Put Option will be US $ 1,500,000 for each one percent (1) of the capital of Rizobacter Argentina S.A. paid with said Syndicated Shares, according to the Addendum Proposal. For the exercise of the Put Option, IPS, PMM, and MMM must notify Bioceres LLC six months in advance. The parties will negotiate during the Term of the Shareholders Agreement the remaining terms and conditions applicable to Put Option Commitment.

ARTICLE FOUR

DECISION-MAKING

SECTION 4.01.                                      Shareholders’ Meetings

MMM, PMM and IPS agree to use all the Syndicated Shares to vote in agreement with Bioceres at any Shareholders’ Meeting during the existence of this Shareholders’ Agreement. MMM, PMM and IPS may refuse, with good reason, if they understand that Bioceres’s proposal impairs their interest of any kind, is in violation of the law and/ or the Bylaws, or detracts from the prudence and care of a reasonable businessman.

ARTICLE FIVE

GOVERNING LAW AND DISPUTE SETTLEMENT

SECTION 5.01.                            Governing Law.

The relationship arising from this Offer, once accepted, shall be governed by and construed in all respects in accordance with the laws of the State of New York, United States of America.

SECTION 5.02.                             Dispute Settlement.

In the event of disagreement, disputes or conflict regarding the validity, interpretation, enforceability or termination of this Offer, if accepted, and/ or the relationship arising from its acceptance, the Parties herein expressly agree to use an initial process of mediation for a period of 30 days, using the Mediation and the Rules of Procedure and Ethics Code of the Corporation Center of Mediation and Arbitration (Civil Association), based in the city of Buenos Aires, Argentine Republic. The Parties may extend said period.  In the event of disagreement, the dispute or the unresolved partial aspects of the dispute shall be submitted to arbitration in accordance with said Civil Association’s rules and regulations. For the execution of the award and any other non-arbitration presumption, the Parties hereto agree to submit to the jurisdiction and competence of the Courts of The State of New York, United States of America. The award shall be final and non-appealable for the Parties hereto, who expressly agree that this arbitration clause shall be construed as a self-contained agreement and notwithstanding the other provisions herein. In the event the award herein is declared invalid, the arbitration clause shall not be deemed invalid, and the arbitrators appointed shall be entitled to decide on their own competence and on the existence or validity of the arbitration clause.

ARTICLE SIX.

 MISCELLANEOUS

SECTION 6.01.                                      Notices.

All notices among the Parties hereto shall be in writing, to the addresses listed hereunder:

To IPS:

Almirante Brown 3185 Piso 4’ Ofic. 6,

Ciudad de Mar del Plata,

Provincia de Buenos Aires

Argentina

With copy (which shall not imply notice) to:

Andrea Capiotti

Pinto 1200, Ciudad de

Pergamino Provincia de Buenos

Aires

To MMM:

25 de mayo 2974 UF 19 Barrio El Carmen,

Ciudad de Pergamino,

Provincia de Buenos Aires

To PMM:

Henrich 399, Barrio Las Marías,

Ciudad de Pergamino,

Provincia de Buenos Aires

To Bioceres:

Ocampo 210 bis

Predio CCT, Rosario,

Sta. Fe, ARG. Tel.: +54 341 4861100

Attention: Gloria Montaron Estrada

With copy (which shall not imply notice) to:

Marval, O’Farrell & Mairal

Leandro N. Alem 882 Ciudad

de Buenos Aires Phone

Number: 54 11 4310 0100

Fax: 54 11 4310 0200

Attention: Diego S. Krischcautzky

SECTION 6.02.                                      Severability.

Any provision in the Offer herein prohibited or declared non-applicable in any jurisdiction shall have no validity in said jurisdiction to the extent of said prohibition or declaration of non-applicability, without invalidating the other provisions of the Offer herein. The prohibition or non-enforceability declared in any jurisdiction shall not render said provision inapplicable in any other jurisdiction. In the event the provisions of any law or regulation arising from said prohibition or non-enforceability may be waived, the Parties hereto hereby waive said provisions to the greatest extent permitted by law, so that, once accepted, this Offer shall be construed as a valid and binding contract, enforceable in accordance with its terms and conditions.

SECTION 6.03.                                      Confidentiality.

Any information exchanged among the Parties attributable to this Agreement is confidential, and shall be deemed so except for the information which may become public from a third party not bound by a confidentiality provision or by the Party who provided the confidential information and/ or when said information is required by duly entitled judicial or administrative authorities and/ or in the event of any dispute among the Parties arising from the interpretation, enforceability, compliance or non-compliance of this Agreement.

SECTION 6.04.                                     Assignment.

In no event shall any of the Parties be entitled to assign the rights and/ or obligations arising from this Offer without the express written consent of the other Party, except for Bioceres, who shall be entitled to assign its rights and obligations to an Affiliate and in the provisions in the Offer herein.

SECTION 6.05.                                     Fees and Expenses.

In the event this Offer is accepted, each Party shall bear its own costs, including fees and expenses of any third party which may provide assistance to said Party, incurred in the preparation and endorsement of the Offer and related documents. The

Parties hereto hereby declare to have received proper legal and accounting advice regarding this Offer, its acceptance, and related documents.

SECTION 6.06.                                       Taxes.

In the event of acceptance, each Party shall pay the taxes arising as a consequence of the provisions in this Offer

SECTION 6.07.                                       No waiver.

Failure of any of the Parties to enforce strict compliance with the provisions in this Offer, once accepted, shall not be construed as a waiver to the provisions or the right to enforce later compliance with any of the clauses herein.